As Filed with the Securities and
Exchange Commission on October 15, 1998                        File No. 70-9069



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
            ---------------------------------------------------------

                        POST-EFFECTIVE AMENDMENT NO.3 TO
                             APPLICATION-DECLARATION
                                   ON FORM U-1
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
        -----------------------------------------------------------------

                                    CONECTIV
                          CONECTIV ENERGY SUPPLY, INC.
                                 800 King Street
                              Wilmington, DE 19899

DELMARVA CAPITAL INVESTMENTS, INC.           ATLANTIC ENERGY ENTERPRISES, INC.
      CONECTIV SERVICES, INC.               ATLANTIC ENERGY INTERNATIONAL, INC.
   CONECTIV COMMUNICATIONS, INC.                 ATLANTIC GENERATION, INC.
     DELMARVA SERVICES COMPANY              ATLANTIC SOUTHERN PROPERTIES, INC.
CHRISTIANA CAPITAL MANAGEMENT, INC.                ATE INVESTMENT, INC.
      CONECTIV SOLUTIONS, LLC                        COASTALCOMM, INC.
   POWER CONSULTING GROUP, INC.              ATLANTIC ENERGY TECHNOLOGY, INC.
    ALTEMP ENERGY SYSTEMS, INC.                  BINGHAMTON GENERAL, INC.
         252 Chapman Road                        BINGHAMTON LIMITED, INC.
           P.O. Box 6066                            PEDRICK LTD., INC.
         Newark, DE 19714                           PEDRICK GEN., INC.
                                                  VINELAND LIMITED, INC.
      PETRON OIL CORPORATION                      VINELAND GENERAL, INC.
         180 Gordon Drive                      ATS OPERATING SERVICES, INC.
       Exton, PA 19341-1328                      THE EARTH EXCHANGE, INC.
                                                    THERMAL ENERGY LP I
                                                   5100 Harding Highway
                                                  Mays Landing, NJ 08330
                   -------------------------------------------
             (Names of companies filing this statement and addresses
                        of principal executive offices)


                                    CONECTIV
             -------------------------------------------------------
                 (Name of top registered holding company parent)



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                                Louis M. Walters
                                    Treasurer
                                    Conectiv
                                 800 King Street
                              Wilmington, DE 19899
              ----------------------------------------------------
                   (Names and addresses of agents for service)


The Commission is requested to send copies of all notices, orders and communications in connection with this Application-Declaration to:

                 Peter F. Clark, Esq.                 Joyce Koria Hayes, Esq.
                 Conectiv                             7 Graham Court
                 800 King Street                      Newark, DE  19711
                 Wilmington, DE  19899




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Item 1.  Description of Proposed Transactions:

(a) Furnish a reasonably detailed and precise description of the proposed transaction, including a statement of the reasons why it is desired to consummate the transaction and the anticipated effect thereof. If the transaction is part of a general program, describe the program and its relation to the proposed transaction.

         Conectiv, a Delaware corporation, previously filed this Application/Declaration on Form U-1 with the Securities and Exchange Commission (the "Commission") requesting authorization under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act"), to consummate certain transactions (the "Merger") resulting in the acquisition by Conectiv of all of the outstanding voting securities of Delmarva Power & Light Company, a Delaware and Virginia corporation and an operating public utility company ("Delmarva"), and Atlantic City Electric Company, a New Jersey corporation and an operating public utility company ("ACE"). Also as a result of the Merger and certain restructuring that was implemented contemporaneously with the Merger, Conectiv became the direct or indirect owner of various non-utility businesses. Exhibit E-4, which was filed under Amendment No. 3, depicted the Conectiv System as it came to exist shortly after the Merger. The order approving the Merger was issued on February 25, 1998 (Release No. 26832) (the "Merger Order").

         The purpose of this filing is to request Commission authorization for certain actions designed to further simplify and consolidate the non-utility subsidiaries. The restructuring would be accomplished in two phases. Organization charts showing the composition of the system following completion of Phase One and Phase Two are included herein as Exhibits E-5 and E-6.

PHASE ONE

         Phase One will be implemented as soon as practicable following the issuance of an order permitting this application to become effective and would reduce the number of active direct non-utility(1) subsidiaries of Conectiv to six(2):

1. Conectiv Services, Inc. (currently expected to do business as Conectiv Enterprises) ("CSI"), which will focus on energy-related services and the marketing of energy to retail customers;

2. Conectiv Energy Supply, Inc. ("CES"), which will focus on energy supply and marketing to wholesale and industrial customers, including affiliates;

3. Delmarva Capital Investments, Inc. ("DCI"), which will be renamed Conectiv Properties and Investments, Inc. ("CPI") and will own the non-utility investments which are more passive in nature;


----------------
(1) Conectiv's two utility subsidiaries (Delmarva and ACE) and their subsidiaries are unaffected by the proposed restructuring. Similarly, the system's service company, Conectiv Resource Partners, Inc., is unaffected.
(2) Conectiv also has an inactive subsidiary named Conectiv Brands, Inc., which will not commence business nor be funded until authorization is received from this Commission pursuant to another filing.


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4.       Atlantic Southern Properties, Inc. ("ASP"), which will be merged into
         CPI in Phase Two;

5.       Atlantic Generation, Inc., which will be merged into CES in Phase Two;
         and

6.       ATE Investments, Inc. ("ATE"), which will be merged into CPI in Phase
         Two.

Phase One Transactions and Effects:

         To implement Phase One and reduce the number of direct non-utility subsidiaries, numerous actions must be effected, including the following proposed actions:

1. Atlantic Energy Enterprises, Inc. ("AEE"), a subsidiary formed by Atlantic Energy, Inc. as a holding company for its non-regulated investments, will be merged with and into Conectiv. This action would make all six wholly-owned direct subsidiaries of AEE (ATE Investment, Inc. ("ATE"); Atlantic Generation, Inc. ("AGI"); Conectiv Thermal Systems, Inc. (formerly Atlantic Thermal Systems, Inc.) ("CTS")(3); CoastalComm, Inc. ("Coastal"); Atlantic Southern Properties, Inc. ("ASP"); and Atlantic Energy Technology, Inc. ("AET") and the ownership of Enerval, LLC ("Enerval") direct holdings of Conectiv, for an interim period.

2. AGI will continue as a subsidiary of Conectiv until Phase Two is accomplished. The factors that warranted the formation of special purpose subsidiaries for investment in various cogeneration projects no longer exist today. Therefore, during Phase One, Pedrick General, Inc., Vineland General, Inc. and Binghamton General, Inc. will be merged with and into their parent company, AGI. Pedrick Limited, Inc., Vineland Limited, Inc. and Binghamton Limited, Inc. will be merged with ATE. Depending on the results of a pending tax analysis, the merger of these companies into ATE will be accomplished by (1) a stock for asset merger in which AGI would acquire securities of ATE in exchange for the merger into ATE of the companies or, (2) a dividend(4) of the shares of these companies by AGI to Conectiv followed by either (i) a merger of the companies into ATE or (ii) following a capital contribution by Conectiv to ATE, a short-form merger of the subsidiaries into their new parent company.

3. CPI will become the holder of certain non-regulated investments that are passive in nature. However, for maximum flexibility, Conectiv request authorization to retain certain passive investments if retention by Conectiv is deemed more appropriate for tax


-----------------
(3) Four of the six subsidiaries of CTS (Atlantic Jersey Thermal Systems, Inc., Atlantic Pacific Las Vegas LLC, Atlantic-Pacific Glendale LLC and Thermal Energy L.P.I) will be unaffected by the restructuring. Atlantic Paxton Cogeneration, Inc. has been dissolved and ATS Operating Services, Inc. may be merged with Thermal Energy L.P.I in Phase Two as discussed below.
(4) The payments of dividends out of capital or unearned surplus by any non-utility subsidiary in connection with the restructuring will not in any way adversely affect the financial integrity of any company in the Conectiv System or the working capital of any public utility company in the Conectiv System.


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         or other reasons. To accomplish this result, the following transactions will be implemented.

         A.       Consolidations into CPI:

                  (i) Delmarva Services Company ("DSC"), a corporation formed to own and finance an office building that is leased to Delmarva or its associates(5); Christiana Capital Management, Inc., a corporation that owns an office building leased to associates; and Atlantic Energy International, Inc., a corporation formed to broker used utility equipment to foreign countries, will be merged into CPI.

                  (ii) AET will all be merged into CPI. The Earth Exchange, Inc. will be merged up into AET prior to the merger of AET into CPI.

         B.       Separate Subsidiaries to be Maintained by CPI:

                  (i) Transfers of Investments. D & E Communications, Inc., an exempt telecommunications company currently held by Coastal; Energy Investors Fund III, LP ("EIF"), a company investing in energy technology (currently held by AGI); and Tech Leaders II, LP ("TLLP"), a company which invests in independent power production (currently held by AEE) will be transferred to CPI either by (a) sale or (b) capital dividend to a common parent followed by a capital contribution of the investment to CPI.

                  (ii) Retained Investments: CPI will continue to hold the securities of DCI I, Inc., a company formed to invest in leveraged leases; DCI II, Inc., a foreign sales corporation; and DCTC-Burney, Inc. (which in turn holds interests in Forest Products LP and Burney Forest Products ("BFP"), a joint venture and an EWG. In addition, interests held by CPI in UAH-Hydro-Kennebec, and Luz Solar Partners Ltd. may be retained by CPI or dividended by CPI and Conectiv for tax or other reasons.

         C.       Status of CPI after the Restructuring:

                  EIF, TLLP, AET, BFP and the cogeneration companies are engaged in Rule 58 activities. Nevertheless, the bulk of CPI revenues will not be derived from Rule 58 activities. CPI will not therefore qualify as a Rule 58 company. Future financing of CPI will be pursuant to Rule 52. There is at this point no intention to expand the Rule 58 activities acquired by CPI in Phase One, but rather to dispose of them in due course.


-------------------
(5) Stock in Chesapeake Utilities Corporation currently held by DSC might be dividended to Conectiv rather than being held by CPI until sold as contemplated by the Merger Order.


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

4. Conectiv Services, Inc.("CSI") will be the provider of non-regulated energy-related services for the Conectiv System. This will be accomplished through the following actions:

         A. Conectiv Solutions ("Solutions") will be merged into CSI. Conectiv Plumbing LLC, a subsidiary of CSI, will be unaffected.

                  Under the Merger Order, CSI was described as follows:

                  CSI, directly and through subsidiaries, provides a wide range of energy-related goods and services to industrial, commercial and residential customers. CSI is engaged in the design, construction and installation, and maintenance of new and retrofit heating, ventilating and air conditioning ("HVAC") electrical and power systems, motors, pumps, lighting, water and plumbing systems, and related structures as approved by the Commission.

                  Solutions business was described in the Merger Order as follows:

                  Solutions was formed in 1997 to provide, directly or through subsidiaries, power systems consulting, end use efficiency services, customized on-site systems services and other energy services to large commercial and industrial customers. Solutions, directly or through subsidiaries, provides energy management services, often on a turnkey basis. Energy management services may involve the marketing, sale, installation, operation and maintenance of various products and services related to the business of energy management and demand-side management, and may include energy audits; facility design and process enhancements; construction, maintenance and installation of and training client personnel to operate energy conservation equipment; design, implementation, monitoring and evaluation of energy conservation programs; development and review of architectural, structural and engineering drawings for energy efficiencies; design and specification of energy consuming equipment; and general advice on programs. Solutions also provides conditioned power services, that is services designed to prevent, control or mitigate adverse effects of power disturbances on a customer's electrical system to ensure the level of power quality required by the customer, particularly with respect to sensitive electronic equipment, again as approved by the Commission.

                  Solutions also markets comprehensive asset management services, on a turnkey basis or otherwise, in respect of energy-related

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                  systems, facilities and equipment, including distribution
                  systems and substations, transmission facilities, electric generation facilities (stand-by generators and self-generation facilities), boilers, chillers (refrigeration and coolant equipment), HVAC and lighting systems, located on or adjacent to the premises of a commercial or industrial customer and used by that customer in connection with its business activities, as previously permitted by the Commission. Solutions also provides these services to qualifying and non-qualifying cogeneration and small power production facilities under the Public Utility Regulatory Policies Act of 1978 ("PURPA").

                  Solutions provides consulting services to associate and non-associate companies. The consulting services may include technical and consulting services involving technology assessments, power factor correction and harmonics mitigation analysis, meter reading and repair, rate schedule design and analysis, environmental services, engineering services, billing services, risk management services, communications systems, information systems/data processing, system planning, strategic planning, finance, feasibility studies and other similar or related services. Solutions also offers marketing services to non-associate businesses in the form of bill insert and automated meter-reading services, such as how to set up a marketing program.

                  Solutions provides service line repair and extended warranties with respect to all of the utility or energy-related service lines that enter a customer's house, as well as utility bill insurance and other similar or related services. Solutions may also provide centralized bill payment centers for "one stop" payment of all utility and municipal bills, and annual inspection, maintenance and replacement of any appliance. Solutions also is engaged in the marketing and brokering of energy commodities including retail marketing activities.

                  Solutions also provides other goods and services, from time to time, related to the consumption of energy and the maintenance of property by those end-users, where the need for the service arises as a result of, or evolves out of, the above services and incidental services do not differ materially from the enumerated services.

                  In connection with its activities, Solutions from time to time may form new subsidiaries to engage in the above activities or acquire the securities or assets of non-associate companies that derive substantially all of the revenue from the above activities.


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                  Provision of the above goods and services which closely relate to the system's core energy business is intended to further Conectiv's goal of becoming a full service energy provider. [Footnotes omitted. Emphasis added.]

                  To the extent that Solutions is merged into CSI, authorization is requested for CSI to succeed to the authorities granted to Solutions in the Merger Order.(6)

         B. Merge Altemp Energy Systems, Inc. into CSI. Altemp Energy Systems, Inc., is a small HVAC company and is also a subsidiary of CSI. The merger up into CSI of this subsidiary does not change the nature of CSI's business.

         C. The capital stock of CTS will be contributed to CSI by Conectiv. The capital contribution by Conectiv is deemed exempt under rule 45(b)(4) and the acquisition of the stock by CSI is deemed exempt under Rule 58. CTS was formerly named Atlantic Thermal Systems, Inc. ("ATS") and was described in the Merger Order as follows:

                  ATS and its subsidiaries develop, own and operate thermal heating and cooling systems. ATS also provides other energy-related services to business and institutional energy users. ATS has made investments in capital expenditures related to district heating and cooling systems to serve the business and casino district in Atlantic City, NJ. ATS is also pursuing the development of thermal projects in other regions of the U.S.

                  CTS will be maintained as a separate subsidiary of CSI for the foreseeable future and appropriate Rule 58 reports will reflect post-Merger investments as investments in Rule 58 activities.

         D. The capital stock of Conectiv Communications, Inc. ("CCI") will be contributed to CSI by Conectiv. CCI is an exempt telecommunications company and it will be maintained as a separate subsidiary of CSI(7). Future funding of CCI by CSI would be exempt under Section 34.

------------------
(6) In addition, subsequent to the Merger Order, securities owned by CSI in Power Consulting Group, Inc. a Rule 58 company, were sold at book value to Conectiv Solutions. There is no provision in the Act requiring commission pre-approval for the sale of a security of a non-utility. The acquisition of the security by Solutions is exempt under Rule 58 as the acquisition of an energy-related company under Rule 58. Power Consulting Group, Inc. is described in the Merger Order as a subsidiary of CSI that provides electrical, engineering, testing and maintenance services to large commercial and industrial customers. Power Consulting Group, Inc. will be merged into CSI after the merger of Solutions and CSI.

(7) As noted in the Merger U-1, Coastal, an exempt telecommunications subsidiary of AEE is to be merged with Conectiv Communications, Inc. ("CCI").


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         E.       Conectiv will contribute the ownership interest in Enerval to
                  CSI. As noted in the Merger Order, Enerval is a company which provides energy management services, including natural gas procurement, transportation and marketing. As contemplated by the Merger Order AEE purchased the remaining 50% interest in Enerval subsequent to the Merger Order. Enerval will be maintained as a separate subsidiary of CSI for the foreseeable future.

         F. The transfer to CSI of certain contracts and assets currently held by a division of Delmarva trading as Conectiv Energy. The transfers will require the approvals of the Delaware Public Service Commission and the Virginia State Corporation Commission, but do not require the preapproval of this Commission since the assets being transferred are not utility assets.

         Although Enerval and CTS are Rule 58 companies and will be subject to Rule 58 reporting requirements, CSI will not derive its revenues predominantly from Rule 58 activities and will not be an "energy-related" company as defined in Rule 58.

5. CES, formerly named Delmarva Energy Company, is described in the Merger Order as "currently engaged, directly and through its 50%-owned subsidiary [Conectiv Energy/CNE Energy Services LLC] in Rule 58 energy marketing activities." CES will become the subsidiary focused on energy supply and marketing through the following restructuring steps:

         A. Petron Oil Corporation ("Petron") will be merged with and into CES. Petron is an energy marketing company, the securities of which were acquired by CES post-Merger pursuant to Rule 58 as was reported on Form U-9C-3.

         B. The capital stock in Delmarva Operating Services Company will be transferred up to Conectiv by capital dividend and then contributed by Conectiv to CES in an exempt capital contribution. The name Delmarva Operating Services Company will be changed to Conectiv Operating Services Company and the company will be maintained as a separate subsidiary. CES will continue to utilize Conectiv/ CNE Energy Services LLC for energy marketing activities. In addition, CES has recently acquired interests in two subsidiaries pursuant to Rule 58. The subsidiaries are engaged in storage and marketing of natural gas.

         All of the activities of CES described above are and will be Rule 58 activities such that CES will qualify as a company whose revenues are predominantly derived from Rule 58 activities.

PHASE TWO:

         Phase Two will be implemented as appropriate after giving consideration to electric deregulation at the state and federal level, tax impacts and related issues. After the completion


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of Phase Two, which is expected to occur between the end of 1999 and the end of
2001, Conectiv is expected to have only three active direct non-utility subsidiaries (other than the service company):

         1) CSI which will focus on energy-related services and the marketing of energy and related products to retail customers;

         2) CES, which will focus on energy supply and marketing to wholesale and industrial customers including affiliates; and

         3) CPI which will own most of the non-utility investments which are more passive in nature.

Phase Two Transactions and Effect

1) ASP and ATE will be merged into their sister company, CPI, and CPI would succeed to any authority granted to ATE with respect to investments in EnerTech Capital Partners, LP.(8) ATE's investments in Black Light Power, Inc. and Emax Solution Partners, LP may be retained by CPI or dividended by CPI to Conectiv for tax or other reasons. As finally constituted, CPI will hold certain non-utility permissible investments that, except for a few minor exceptions, are not energy-related activities under Rule 58. Future investments in CPI will be made pursuant to Rule 52. If CPI should acquire a security of a company engaged in activities that qualify under Rule 58, appropriate reporting will be made on Form U-9C-3. CPI will also hold the limited partnership interests in Pedricktown Cogeneration Limited Partnership and Vineland Cogeneration Limited Partnership.(9)

2) AGI will be merged into CES. AGI, as discussed in the Merger Order was formed to develop, own and operate independent power production projects. AGI's investment in Energy Investors Fund II may be retained by AGI and may be dividended to Conectiv for tax or other reasons.

In addition, ATS Operating Services, Inc. may be merged with Thermal Energy L.P. I during Phase Two.

ADDITIONAL REQUESTS

         Although not currently contemplated, Conectiv may seek to have other companies authorized by this Commission by later order or may acquire other direct subsidiaries under the terms of Sections 32, 33 or 34 of the Act and/or Rule 58. At this point Conectiv anticipates that any such acquisition would be made by one of the first-tier subsidiaries resulting after the

-------------------------
(8) In the Merger Order, EnerTech was described as "a limited partnership that will invest in and support a variety of energy technology growth companies" citing Rule 58(b)(1)(ii). The ownership interests in EnerTech may be transferred to Conectiv rather than being retained by CPI.
(9) The Binghamton Cogeneration Limited partnership has been sold. Binghamton General and Binghamton Limited are being retained due to indemnification obligations.


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

restructuring as described above, but it does not want to preclude the option of additional first-tier companies. Conectiv also requests that the three direct subsidiaries (CES, CSI and CPI) be authorized to form intermediate parent companies and project companies to engage in the authorized non-utility businesses from time to time as the exigencies of the business and concerns for limitations on liability may dictate. This would grant to the other two second-tier subsidiaries the authority already possessed by Solutions to be succeeded to by CSI as discussed above.

(a) Describe briefly, and where practicable state the approximate amount of, any material interest in the proposed transaction, direct or indirect, of any associate company or affiliate of the applicant or any affiliate of any such associate company.

Not applicable.

(b) If the proposed transaction involves the acquisition of securities not issued by a registered holding company or a subsidiary thereof, describe briefly the business and property, present or proposed, of the issuer of such securities.

Not applicable.

(c) If the proposed transaction involves the acquisition or disposition of assets, describe briefly such assets, setting forth original cost, vendor's book cost (including the basis of determination) and applicable valuation and qualifying reserves.

Not applicable.

ITEM 2.  FEES COMMISSIONS AND EXPENSES:

(a) State (1) the fees, commissions and expenses paid or incurred, or to be paid or incurred, directly or indirectly, in connection with the proposed transaction by the applicant or declarant or any associate company thereof, and (2) if the proposed transaction involves the sale of securities at competitive bidding, the fees and expenses to be paid to counsel selected by applicant or declarant to act for the successful bidder.

         It is estimated that the fees, commissions and expenses ascertainable at this time to be incurred by Conectiv in connection with the preparation of this post-effective amendment are as follows:

         Fees for Outside Counsel                             *
         Miscellaneous Expenses                               *
         Total                                                *

* To be filed by amendment.



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(b)   If any person to whom fees or commissions have been or are to be paid in connection with the proposed transaction is an associate company or an affiliate of the applicant or declarant, or is an affiliate of an associate company, set forth the facts with respect thereto.

         This application/declaration was prepared by personnel of Conectiv Resource Partners, Inc., whose time will be allocated to affected companies at cost.

ITEM 3.  APPLICABLE STATUTORY PROVISIONS:

(a) State the sections of the Act and the rules thereunder believed to be applicable to the proposed transaction. If any section or rule would be applicable in the absence of a specific exemption, state the basis of exemption.

          Sections 9 and 10 are applicable to the acquisition of securities of non-utility companies by other non-utility companies in the Conectiv System unless Rule 58 is applicable or the acquisition qualifies under Sections 32, 33 or 34. Unless Rule 58 applies, the entry into a new line of business by a System Company apparently requires approval under Sections 9, 10 and 11 even though one or more other System companies were previously permitted to engage in that line of business. However the requisite findings under Sections 10 and 11 should be deemed to have been made since the permissibility of a particular line of business should not change due to the particular non-utility subsidiary engaged in the line of business.

         This Commission does not have jurisdiction over the disposition of non-utility securities or assets.

         To the extent that the proposed restructurings involve a merger of a non-utility subsidiary into a parent company, the transaction is structurally similar to a liquidating dividend by a non-utility company. The order issued by this Commission addressing certain financing transactions (Release No. 26833 dated February 26, 1998) (The "Financing Order") authorized the non-utility subsidiaries of Conectiv "with excess funds" to issue a "dividend out of capital surplus to the full extent permitted by the law of the State where the Non-utility Subsidiary is incorporated." The authorization requested herein is similar to that granted in the Financing Order.

         A capital contribution by Conectiv of a non-utility security to another non-utility subsidiary is exempt under Rule 45(b)(4).

ITEM 4. REGULATORY APPROVAL.

(a) State the nature and extent of the jurisdiction of any State commission or any Federal commission (other than the Securities and Exchange Commission) over the proposed transaction.

Not applicable.


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(b)   Describe the action taken or proposed to be taken before any commission named in answer to paragraph (a) of this item in connection with the proposed transaction.

Not applicable.

ITEM 5. PROCEDURE.

(a) State the date when Commission action is requested. If the date is less than 40 days from the date of the original filing, set forth the reasons for acceleration.

         The Commission is respectfully requested to issue and publish the requisite notice under Rule 23 with respect to the filing of this Application not later than October 30, 1998, such notice to specify a date not later than November 25, 1998 by which comments may be entered, permitting the Commission to issue an order granting and permitting the Application to become effective. Certain transactions involve tax benefits that will be lost if the transactions are not concluded by December 31, 1998.

(b) State (i) whether there should be a recommended decision by a hearing officer, (ii) whether there should be a recommended decision by any other responsible officer of the Commission, (iii) whether the Division of Corporate Regulation may assist in the preparation of the Commission's decision, and (iv) whether there should be a 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective.

         It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed with respect to the proposed transactions. The Office of Public Utility Regulation of the Division of Investment Management may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS

         The following exhibits are made a part of this statement:

         (a)      Exhibits

                  E-5 Conectiv System Organization Chart after Phase One (to be filed under cover of Form SE)
                  E-6 Conectiv System Organization Chart after Phase Two (to be filed under cover of Form SE)
                  F-1  Opinion of counsel (To be filed by amendment.).
                  G-1  Proposed notice pursuant to Rule 22(f).

         (b)      Financial Statements

Not Applicable

ITEM 7.   INFORMATION AS TO ENVIRONMENTAL EFFECTS

(a) Describe briefly the environmental effects of the proposed transaction in terms of the standards set forth in Section 102(2)(C) of the National Environmental Policy Act (42 U.S.C. 4312(2)(C)). If the response to this item is a negative statement as to the applicability of Section 102(2)(C) in connection with the proposed transaction, also briefly state the reasons for that response.

         As more fully described in Item 1(a), the proposed transactions subject to the jurisdiction of this Commission relate to the restructuring of the ownership of various wholly-owned subsidiaries and passive investments. The proposed transactions involve no major federal action significantly affecting the human environment.

(b) State whether any other federal agency has prepared or is preparing an environmental impact statement ("EIS") with respect to the proposed transaction. If any other Federal agency has prepared or is preparing an EIS, state which agency or agencies and indicate the status of that EIS preparation.

     None.

                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment No. 3 to Form U-1 to be signed on their behalf by the undersigned thereunto duly authorized.


DATE:                                     CONECTIV
                                          CONECTIV ENERGY SUPPLY COMPANY
                                          DELMARVA CAPITAL INVESTMENTS, INC.
                                          CONECTIV SERVICES, INC.
                                          CHRISTIANA CAPITAL MANAGEMENT, INC.
                                          POWER CONSULTING GROUP, INC.
                                          CONECTIV SOLUTIONS, LLC
                                          ALTEMP ENERGY SYSTEMS, INC.
                                          DELMARVA SERVICES COMPANY
                                          CONECTIV COMMUNICATIONS, INC.
                                          ATLANTIC ENERGY ENTERPRISES, INC.
                                          ATLANTIC ENERGY INTERNATIONAL, INC.
                                          ATLANTIC GENERATION, INC.
                                          ATLANTIC SOUTHERN PROPERTIES, INC.
                                          ATE INVESTMENT, INC.
                                          COASTALCOMM, INC.
                                          ATLANTIC ENERGY TECHNOLOGY, INC.
                                          BINGHAMTON GENERAL, INC.
                                          BINGHAMTON LIMITED, INC.
                                          PEDRICK LIMITED, INC.
                                          PEDRICK GENERAL, INC.
                                          VINELAND LIMITED, INC.
                                          VINELAND GENERAL, INC.
                                          ATS OPERATING SERVICES, INC.
                                          THE EARTH EXCHANGE, INC.
                                          PETRON OIL CORPORATION


October 15, 1998                          /s/ L. M. Walters
                                          --------------------------
                                          L. M. Walters
                                          Treasurer

                                          THERMAL ENERGY LPI BY ITS
                                          GENERAL PARTNER, ATLANTIC JERSEY
                                          THERMAL SYSTEMS, INC.



October 15, 1998                          /s/ L. M. Walters
                                          --------------------------
                                          L. M. Walters
                                          Treasurer

                                                                     EXHIBIT G-1


Conectiv et al. (70-9069)

         Notice of Proposed Restructuring of System Ownership of Non-utility Businesses and Proposed Authority to Establish Intermediate Parent and Project Subsidiaries in the Future.

         Conectiv, 800 King Street, Wilmington, DE 19899, a registered holding company, has filed a declaration pursuant to Sections 6(a), 7, 9(a), 10 and 12(b) of the Act and Rule 45 thereunder.

         Conectiv proposes certain actions designed to simplify and consolidate the non-utility subsidiaries. The restructuring would be accomplished in two phases: Phase One will be implemented as soon as practicable following the issuance of an order permitting this application to become effective. Phase Two will be completed as appropriate giving consideration to electric deregulation at the state and federal level and to tax impacts and related issues but in no event by the end of 2001. Following Phase Two, the number of active direct nonutility(1) subsidiaries of Conectiv would be reduced to three(2)

         1. Conectiv Services, Inc. ("CSI"), which will focus on energy-related services and the marketing of energy to retail customers, will be the surviving corporation following a mergers of Conectiv Solutions LLC, Altemp Energy System, Inc., and Power Consulting Group, Inc. Each of these companies has been authorized to provide energy-related services to retail consumers. (See Conectiv, HCAR No. 26832 dated February 25,
                  1998). CSI would succeed to each of the authorities previously granted to the predecessor companies. CSI would also own four wholly-owned subsidiaries: Conectiv Plumbing LLC, a company required under New Jersey law in connection with the heating, ventilation and air conditioning services provided by CSI; Conectiv Thermal Systems, Inc., a company that provides thermal energy management services; and Conectiv Communications, Inc., an exempt telecommunications company; and Enerval, LLC, a company providing energy management services.

         2. Conectiv Energy Supply, Inc. (CES)(formerly Delmarva Energy Company), which will focus on energy supply and marketing to wholesale and industrial customers, including affiliates, will be the surviving company after a merger into CES of Petron Oil Company, an energy marketing company acquired pursuant to Rule
                  58. Also during Phase One, ownership will be transferred to CES of Delmarva Operating Services Company ("DOSC"), a company providing

-------------------------
(1) Conectiv's two utility subsidiaries (Delmarva and ACE) and their subsidiaries are unaffected by the proposed restructuring. Similarly, the system's service company, Conectiv Resource Partners, Inc., is unaffected.
(2) Conectiv also has an inactive subsidiary named Conectiv Brands, Inc., which will not commence business nor be funded until authorization is received from this Commission pursuant to another filing.

                  management services to independent production companies or exempt wholesale generators. Depending on the results of a pending tax analysis, the transfer may be accomplished by (1) an asset for stock merger in which Delmarva Capital Investments, Inc. ("DCI"), owner of the DOSC securities would receive CES securities in exchange for the assets or securities of DOSC or (2) a dividend by DCI to Conectiv of the shares of DOSC followed by a capital contribution of the shares to CES. CES will continue to own securities of Conectiv/CNE Energy Services LLC.

         3. Delmarva Capital Investments, Inc. which will be renamed Conectiv Properties and Investments, Inc. ("CPI") will own certain non-utility investments which are more passive in nature, except that Conectiv may elect to retain direct ownership of certain passive investments depending on tax considerations. CPI will be the surviving corporation following mergers with Delmarva Services Company, Christiana Capital Management, Inc., Atlantic Energy International, Inc, and Atlantic Energy Technology, Inc. (AET)(which will be the surviving corporation following a merger of The Earth Exchange, Inc. into AET). The following investments will be transferred to CPI: D & E Communications, Energy Investors Fund, and Tech Leaders II, LP. DCI investments in DCI I, Inc., DCI II, Inc. and DCTC-Burney, Inc. will continue to be held.

         Three additional companies will remain in existence during Phase One and will be eliminated during Phase Two:

         4. Atlantic Southern Properties, Inc. will remain a direct subsidiary of Conectiv after Phase One, but will be merged into CPI in Phase Two.

         5. Atlantic Generation, Inc., (AGI) will remain a direct subsidiary of Conectiv during Phase I, but three subsidiaries of AGI (Pedrick General, Inc., Binghamton General, Inc. and Vineland General, Inc. ) will be merged into AGI during Phase One. In Phase Two AGI will be merged into CES.

         6. ATE Investment, Inc. ("ATE") will remain a direct subsidiary of Conectiv after Phase One, but during Phase One, ownership of three subsidiaries of AGI (Pedrick Limited, Inc., Vineland Limited, Inc. and Binghamton Limited, Inc.) will be transferred to ATE. Depending on the results of a pending tax analysis, the transfer may be accomplished by (1) an asset for stock merger in which AGI would receive ATE securities in exchange for the assets or securities of the three companies or (2) a dividend by AGI to Conectiv of the shares of the companies followed by a merger of the companies into AGI or a capital contribution of the shares to AGI followed by a merger up into AGI. ATE will be merged into CPI in Phase Two.

         Following Phase Two, Conectiv will have only three active direct non-utility subsidiaries (other than the service company) unless other companies have been authorized by this

Commission by later order or other direct subsidiaries are acquired under the terms of Sections 32, 33 or 34 of the Act and/or Rule 58. At this point, Conectiv anticipates that any such acquisition would be made by one of the first-tier subsidiaries, but it does not want to preclude the option of additional first-tier companies. Conectiv also requests that the three direct subsidiaries of Conectiv (CES, CSI and CPI) be authorized to form intermediate parent companies and project companies to engage in the authorized non-utility businesses from time to time as the exigencies of the business and concerns for limitations on liability may dictate.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.


                                                                Jonathan G. Katz
                                                                       Secretary




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